EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Shareholders
Gentle Dental Service Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333- 25315 and 333-25319) of Gentle Dental Service Corporation of our report dated October 13, 1998, except as to Note 7 which is as of October 30, 1998, relating to the combined balance sheets of Capitol Dental Care, Inc. and Dental Maintenance of Oregon, P.C. as of December 31, 1997 and 1996 and the related combined statements of income, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears on page F-75 of Amendment No. 1 to the Registration Statement on Form S-4 of Wisdom Holdings, Inc., Registration No. 333-66475, and is incorporated herein by reference.


                                            KPMG LLP


Orange County, California
January 13, 1999